Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 (No. 333-251261) of Mosaic ImmunoEngineering Inc. of our report dated August 24, 2020 (which contains an explanatory paragraph describing conditions that raise doubt about Mosaic ImmunoEngineering Inc.’s [formerly Patriot Scientific Corporation] ability to continue as a going concern), relating to the consolidated financial statements of Mosaic ImmunoEngineering Inc. (formerly Patriot Scientific Corporation), appearing in the Annual Report on Form 10-K filed on August 24, 2020 of Mosaic ImmunoEngineering Inc. (formerly Patriot Scientific Corporation) as of May 31, 2020 and 2019 and for the years then ended.

We also consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 (No. 333-251261) of Mosaic ImmunoEngineering Inc. of our report dated October 14, 2020 (which contains an explanatory paragraph describing conditions that raise substantial doubt about Mosaic ImmunoEngineering Inc.’s ability to continue as a going concern), relating to the financial statements of Mosaic ImmunoEngineering Inc., appearing in Mosaic ImmunoEngineering Inc.’s Current Report on Form 8-K/A filed on October 14, 2020, as of May 31, 2020 and the period March 30, 2020 (date of inception) to May 31, 2020.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ KMJ Corbin & Company LLP

Irvine, California

January 21, 2021

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